WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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TO	Board of Trustees of New England Funds

FROM	Robert E. OHare
	617 578-1669

DATE	February 3, 1999

SUBJ	Fourth Quarter Reports
	Rule 17a-7, Rule 17e-1 and Rule 10f-3 Transactions
	Rule 144A
	Section 4 2 Commercial Paper Liquidity Determinations


As required by the procedures adopted by the Boards of Trustees, the investment adviser or subadviser of each Fund must submit a summary quarterly report indicating whether the Fund it advises or subadvises engaged in any Rule 17a-7, Rule 17e-1, or Rule 10f-3 transactions or whether it determined that any Rule 144A security or any Section 4 2 commercial paper held by a Fund was liquid.


Affiliated Transactions

Rule 17a-7 under the Investment Company Act of 1940, 1940 Act, requires the Board of Trustees to review any purchases or sales of securities by a Fund and any other affiliated mutual fund or account managed by the Funds adviser or subadviser on a quarterly basis. No Funds had reportable Rule 17a-7 transactions during the previous quarter.

Rule 17e-1 under the 1940 Act requires the Board of Trustees to review brokerage transactions between a Fund and affiliated broker-dealers on a quarterly basis. Robertson Stephens and Company Investment Management, L.P., Robertson Stephens, reported that their segment of the New England Star Small Cap Fund engaged in Rule 17e-1 transactions. Harris Associates, L.P. reported that its segments of the New England Star Small Cap Fund, the New England Star Advisers Fund and both of its segments of the New England Star Worldwide Fund engaged in Rule 17e-1 transactions. No other Fund had reportable Rule 17e-1 transactions during the previous quarter.

Rule 10f-3 under the 1940 Act requires the Board of Trustees to review any purchases of securities by a Fund from any underwriting syndicate of which an affiliate of the Fund is a member. Robertson Stephens reported that their segment of the New England Star Small Cap Fund engaged in Rule 10f-3 transactions. No other Fund had reportable Rule 10f-3 transactions during the previous quarter.

The IPO in which the New England Star Small Cap Fund participated, NationsBanc Montgomery Serucities LLC was a lead underwrited or a member of the selling group. The Officering Date was December 2, 1998, The IPO was Ticket Master Online-City Search, Inc. BancBoston Roberson Stephens was the lead selling broker. Allocation and Offering Size were 300 and 7,000,000 respectfully. The price was 14.00 and the principal was 4,200.00. This transaction was 0.01 percent of the Fund with a Commision or Spread of 0.55.

Rule 144A and Section 4 2 Securities

The Funds have adopted procedures to determine the liquidity of investments in securities eligible for resale under Rule 144A and certain commercial paper exempt from registration under Section 4 2 of the Securities Act of 1933. Under these procedures, quarterly reports must be presented to the Board regarding Rule 144A and Section 4 2 liquidity determinations.

Loomis, Sayles and Company, L.P., Loomis Sayles, determined that four
Rule 144A securities held by the New England High Income Fund were liquid. Loomis Sayles also reported that one Rule 144A security held by the New England Strategic Income Fund was liquid. Back Bay Advisors, L.P. reported that two securities held by the New England Short Term Corporate Income Fund were liquid. Robertson Stephens determined that one Rule 144A security held by their segment of the New England Star Small Cap Fund was liquid. No other Fund determined that a Rule 144A security was liquid during the previous quarter.

During the quarter, no Funds reported that any 4 2 Commercial Paper was deemed to be liquid under the Funds liquidity determination procedures.

Copies of the Rule 17a-7, Rule 17e-1 and Rule 10f-3 reporting information are located in the blue binder of your meeting materials under the tab Quarterly Transactions.


Quarterly Report on Transactions with Affiliates

VOTED, that the transactions during the quarter ended December 31, 1998 reported to the Board by Robertson Stephens and Company Investment Management, L.P. and Harris Associates, L.P. pursuant to the Trusts Rule 17e-1 procedures adopted by each Trust are hereby determined to have been effected in compliance with such procedures.

VOTED, that the transaction during the quarter ended December 31, 1998 reported to the Board by Robertson Stephens and Company Investment Management, L.P. pursuant to the Trusts Rule 10f-3 procedures adopted by each Trust is hereby determined to have been effected in compliance with such procedures.

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